Exhibit 10.2

CONFIDENTIAL

BENEFITS WAIVER

THIS BENEFITS WAIVER is made and entered into as of this 9th day of November, 2006, by and between Dr. Nancy T. Chang (“Dr. Chang”) and Tanox, Inc., a Delaware Corporation (the “Company”), in connection with, and subject to the consummation of the merger of Green Acquisition Corporation, a Delaware corporation (“Merger Sub”) with and into the Company (the “Merger”) contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) to be entered into by and among Genentech, Inc. a Delaware corporation (“Parent”), Company, and Merger Sub. Capitalized terms will have the meaning given to them in the Employment Agreement entered into by and between Dr. Chang and the Company effective as of September 12, 2006 (the “Employment Agreement”).

WHEREAS, the Company, Parent and Merger Sub desire to enter into the Merger Agreement, which provides for the terms and conditions of the Merger;

WHEREAS, pursuant to the Employment Agreement, Dr. Chang may be entitled to severance benefits and/or early termination payments from the Company upon a Change of Control or as a result of the termination of the Services Period for certain reasons;

WHEREAS, Dr. Chang has agreed to execute this Benefits Waiver in exchange for the Parent agreeing to provide additional severance benefits to the employees of the Company in the amounts set forth on Appendix A, attached hereto, with other customary terms and conditions as Parent will determine; and

WHEREAS, as a holder of a significant number of shares of Company common stock and options to purchase Company common stock, Dr. Chang will receive significant consideration in connection with the Merger.

NOW, THEREFORE, in consideration of, and as an inducement to, Parent entering into the Merger Agreement and for the other reasons stated above, Dr. Chang hereby agrees as follows:

1. Severance. Effective immediately prior to and contingent upon (i) the closing of the Merger and (ii) the adoption of a severance plan as described above, Dr. Chang hereby forever waives any and all rights Dr. Chang may have to fifty percent (50%) of the value of the cash severance payments to which Dr. Chang may have been entitled under the Employment Agreement as of the Effective Time (as defined in the Merger Agreement), and the Employment Agreement is hereby deemed amended to reflect the foregoing as of the Effective Time (as defined in the Merger Agreement). Dr. Chang understands that at and following the Closing of the Merger, Dr. Chang shall only be entitled to receive fifty percent (50%) of the remaining value of the cash severance payment provided pursuant to the Employment Agreement after the Effective Time, subject to the conditions set forth in the Employment Agreement (including, without limitation, the execution and delivery of a release of claims as described in the Employment Agreement).

2. Arbitration. The parties agree that any and all disputes arising out of, or relating to, the terms of this Benefits Waiver, their interpretation, and any of the matters herein released, shall be subject to Section 4.1(j) of the Employment Agreement.

3. Governing Law. This Benefits Waiver shall be deemed to have been executed and delivered within the State of Texas, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.

4. Counterparts. This Benefits Waiver may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5. Acknowledgement. Dr. Chang acknowledges that Dr. Chang has had the opportunity to discuss this matter with and obtain advice from a private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Benefits Waiver, and is knowingly and voluntarily entering into this Benefits Waiver.

6. Entire Understanding. This Benefits Waiver, taken together with the Employment Agreement (as amended by this Benefits Waiver), will represent the entire agreement of the parties and will supersede any and all previous contracts, arrangements or understandings between the parties with respect to the rights and obligations under the Employment Agreement. This Benefits Waiver may be amended at any time only by mutual written agreement of the parties hereto. To the extent not amended hereby, the Employment Agreement will continue in full force and effect.

7. Successors. This Benefits Waiver will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Dr. Chang upon Dr. Chang’s death and (b) any successor of the Company and, on and after the Closing, the Parent.

8. Severability. In the event that any provision of this Benefits Waiver or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the illegal, void or unenforceable provision shall be replaced by the court of competent jurisdiction by a legal, valid and enforceable provision that most accurately reflects the parties intent with respect to the illegal, void or unenforceable provision. The remainder of the Benefits Waiver shall continue in full force and effect.

9. Third-Party Beneficiaries. This Agreement is intended to be for the sole benefit of Dr. Chang, the Company and the Parent (subject to Section 7) and is not intended to confer upon any person other than Dr. Chang, the Company, and the Parent (subject to Section 7) any rights or remedies hereunder.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Benefits Waiver as of the date set forth above.

TANOX, INC.

Signature:	/s/ Edward Hu
Print Name:	Edward Hu
Title:	COO

DR. NANCY T. CHANG

Signature:	/s/ Nancy T. Chang
Print Name:	Nancy T. Chang
Address:	3323 Robinhood St.
Houston, Texas 77005

ACKNOWLEDGED AND AGREED:

GENENTECH, INC.

Signature:	/s/ Stephen Juelsgaard
Print Name:	Stephen Juelsgaard
Title:	Executive Vice President

[SIGNATURE PAGE TO BENEFITS WAIVER]

APPENDIX A

The Benefits Waiver is contingent upon the Parent creating a customary formal severance plan prior to the Closing of the Merger (as such term is defined in the Merger Agreement) which will provide severance to Company employees in the amounts described below and on such other customary terms and conditions as Parent will determine (including the execution of a release by the eligible employee):

Associate Director Level and Above (Tanox Salary Grade 26 and above): Eligible employees who are classified at a associate director level or above will be eligible for:

•	Lump sum cash payment equal to: (i) five (5) months of the employee’s base salary, as in effect at the time of termination plus (ii) two (2) weeks of the employee’s base salary for each full year of service with the Company or a pro-rata portion for each partial year of service with the Company up to a maximum of twelve (13) //Comment: 13 weeks equal 3 months// weeks. The maximum severance will not exceed eight (8) months base salary.

•	Five (5) months of reimbursement for COBRA premiums of $1,350 per month.

Other Employees (Tanox Salary Grade 25 & below): All other eligible non-officer employees will be eligible for:

•	Lump sum cash payment equal to: (i) three (3) months of the employee’s base salary, as in effect at the time of termination plus (ii) two (2) weeks of the employee’s base salary for each full year of service with the Company or a pro-rata portion for each partial year of service with the Company up to a maximum of twelve (21.5) weeks //Comment: 21.5 weeks equal 5 months //. The maximum severance will not exceed eight (8) months.

•	Three (3) months of reimbursement of COBRA premiums of $1,350 per month.